Exhibit 10.3

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of February 27, 2015 and is entered into by and between XOMA CORPORATION, a Delaware corporation, XOMA (US) LLC, a Delaware limited liability company, and XOMA Commercial LLC, a Delaware limited liability company and each of their Affiliates from time to time made parties to this Agreement (each individually referred to as a “Borrower” and hereinafter collectively referred to as the “Borrower”), XOMA TECHNOLOGY LTD, a Bermuda exempted company, the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A.            Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000.00) (the "Term Loan"); and

B.            Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1.  DEFINITIONS AND RULES OF CONSTRUCTION

1.1            Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s security interest in the subject account or accounts.

“ACEON License” means collectively (i) that certain Amended and Restated License and Commercialization Agreement dated as of January 11, 2012 between Servier and XOMA Corporation and/or one or more of its Affiliates and (ii) that certain Amended and Restated Trademark License Agreement dated as of January 11, 2012 between an Affiliate of Servier and XOMA Corporation and/or one or more of its Affiliates, as the same have been and may in the future be amended from time to time.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.  As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means July 1, 2016; provided however, if the Interest Only Extension Conditions are satisfied, then October 1, 2016.

“Antibody Libraries and Related Assets ” means (a) specific collections of polynucleotides encoding antibodies and their associated biological materials, (b) intellectual property and know-how related thereto or to the use thereof, (c) materials, intellectual property and know-how embodying the Targeted Affinity Enhancement™ technology or other technology made available by a Loan Party for improving or enhancing the affinity of antibodies and (d) the informatics and other materials-handling systems, associated software applications and related data systems and know-how related thereto made available by a Loan Party for use in connection therewith.

“Anti-Botulism Antibody Products” means anti-botulism antibody products and data and documentation relating to such products developed for NIAID.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities which shall not exceed 365 days, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days.  For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“CIMZIA Royalty Purchase Agreement” means that certain Royalty Purchase Agreement dated as of August 12, 2010, by and among XOMA CDRA LLC (“XOMA CDRA”), XOMA (US) LLC, the predecessor of XOMA Corporation and the purchaser named therein.

“Collaboration Indebtedness” means Indebtedness incurred in connection with a bona fide corporate collaboration in the ordinary course of business and consistent with past practice, provided, that (a) such Indebtedness shall be unsecured except to the extent permitted pursuant to clause (xv) of the definition of Permitted Liens, (b) no Event of Default shall have occurred and be continuing both before and after incurring such Indebtedness, (c) the board of directors of the applicable Loan Party shall have approved the incurrence of such Indebtedness, (d) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any time, (e) such Indebtedness shall not require any Loan Party to make any payments prior to the date that is at least 180 days after the Term Loan Maturity Date other than regularly scheduled interest payments at a rate not to exceed 14.05% per annum, and (f) such Indebtedness is otherwise on, and subject to, terms and conditions reasonably acceptable to Agent.

“Collateral” means the property described in Section 3.

“Commitment Fee” means $35,000, which fee has been paid, and shall be deemed fully earned on the Closing Date regardless of the early termination of this Agreement.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest, under which a Loan Party is the licensor.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deed of Trust” means a Deed of Trust and Assignment of Rents and Leases with respect to certain real property and other collateral of XOMA Corporation, f/k/a XOMA Ltd., located in Alameda County, California at 901 Heinz Avenue, Berkeley, as more particularly described therein.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means $200,000, representing one percent (1.0%) of the Maximum Term Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than Guarantor or a Subsidiary organized under the laws of any state or other jurisdiction within the United States.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guarantor” means XOMA Technology Ltd.

“Guarantor Collateral” means all of Guarantor’s personal property assets other than Guarantor’s Intellectual Property.

“Guarantor Security Documents” means the pledge, debenture and related documents issued by Guarantor in connection with the Guaranty granting Agent a security interest in the Guarantor Collateral.

“Guaranty” means the secured Guaranty of Guarantor in a form reasonably acceptable to Agent.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of the Loan Parties’ Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; domain names and websites; the Loan Parties’ applications therefor and reissues, extensions, or renewals thereof; and the Loan Parties’ goodwill associated with any of the foregoing, together with the Loan Parties’ rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Conditions” shall mean satisfaction of each of the following events:  (a) no default or Event of Default shall have occurred and be continuing; and (b) Borrower has achieved positive results on the EYEGUARD B trial on or before July 1, 2016.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary other than a Foreign Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests under which a Loan Party is a licensor.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, the Deed of Trust, the Subordination Agreement (as applicable), the Guaranty, the Guarantor Security Documents and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means any Borrower or Guarantor.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of any Loan Party; or (ii) the ability of any Loan Party to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material Intellectual Property” means all Intellectual Property that is material to the conduct of the business of the Loan Parties taken as a whole.

“Maximum Term Loan Amount” means Twenty Million and No/100 Dollars ($20,000,000.00).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“NIAID” means the National Institute of Allergy and Infectious Diseases.

“Note(s)” means a Term Note.

“Novartis” means Novartis Vaccines and Diagnostics, Inc. (f/k/a Chiron Corporation).

“Patent License” means any written agreement granting any right to use any Patent or Patent registration, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest, under which a Loan Party is the licensor.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Perindopril/ACEON Assets” means the Intellectual Property assets licensed from Servier or Servier’s Affiliates under the ACEON License.

“Permitted Indebtedness” means: (i) Indebtedness of a Loan Party in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $500,000 (excluding Indebtedness existing on the Closing Date which is disclosed in Schedule 1A) outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with corporate credit cards and letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding, (viii) Collaboration Indebtedness, (ix) Indebtedness in favor of Servier or Institut de Recherches Servier in connection with that certain (A) Amended and Restated Collaboration and License Agreement with Servier and Institut de Recherches Servier dated as of February 14, 2012, (B) Amended and Restated License and Commercialization Agreement with Servier dated as of January 11, 2012, (C) Loan Agreement with Servier dated as of December 30, 2010, (D) Promissory Note in favor of Servier dated August 12, 2013 in the original principal amount of €15,000,000, (E) Security Agreement in favor of Servier dated as of August 12, 2013, and (F) Guarantee in favor of Servier dated as of December 30, 2010, as any of the foregoing may have heretofore been, or may hereafter from time to time be, amended, modified, supplemented or restated; (x) Indebtedness in favor of Novartis in connection with that certain Amended and Restated Research, Development and Commercialization Agreement with Novartis effective as of July 1, 2008, and related Secured Note Agreement dated May 26, 2005 in the original principal amount of $50,000,000, Security Agreement dated as of May 26, 2005, and Guarantee (undated), each as amended and assigned from time to time; (xi) Indebtedness of XOMA Commercial LLC with respect to the Perindopril/ACEON Assets so long as no other Loan Party or any other Subsidiary or Affiliate of any Loan Party is directly, contingently or otherwise indirectly obligated with respect to such Indebtedness or otherwise provides any form of credit support to secure such Indebtedness, (xii) Indebtedness incurred in connection with the sale of the CIMZIA royalty stream pursuant to the CIMZIA Royalty Purchase Agreement (to the extent such sale is recharacterized as a loan), (xiii) obligations of any Loan Party under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks to any Loan Party arising from fluctuations in currency values or interest rates entered into in the ordinary course of business and not for speculative purposes, so long as the aggregate exposure of the Loan Parties does not exceed $4,000,000 at any time; (xiv) Indebtedness secured by a Lien described in clause (xi) of the defined term Permitted Liens [relating to financed insurance premiums]; (xv) Indebtedness consisting of fees, royalties, advances for research and development activities, and other amounts paid by third parties to a Loan Party or a Subsidiary thereof which, by the express terms of the agreement, license, contract or other instrument to which they relate, are payable in advance, and with respect to the payment of which a Loan Party or a Subsidiary may have contingent liabilities; (xvi) Indebtedness incurred in connection with the sale of up to 100% of the Pfizer royalty stream as described in the TRUMENBA Royalty Purchase Agreement (to the extent such sale is recharacterized as a loan); (xvii) other Indebtedness in an amount not to exceed $250,000 at any time outstanding, and (xviii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) Investments in cash and Cash Equivalents; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Loan Parties’ business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances and relocation loans in the ordinary course of business; (ix) Investments in newly-formed or acquired Domestic Subsidiaries, provided that each such Domestic Subsidiary (other than TRUMENBA SPE) enters into a Joinder Agreement promptly after its formation or acquisition by Borrower and executes such other documents as shall be reasonably requested by Agent; (x) Investments in Guarantor; (xi) Investments in XOMA UK Limited provided that such Investments by way of contributions to capital, purchases of capital securities, or loans or advances, in an aggregate amount not to exceed $10,000; (xii) Investments in Foreign Subsidiaries approved in advance in writing by Agent; (xiii) joint ventures or strategic alliances in the ordinary course of the Loan Parties’ business consisting of the nonexclusive licensing, or, subject to clause (iii) of Permitted Transfers [regarding ordinary course licenses], the exclusive licensing of technology, collaboration or joint development agreements, the development of technology or the providing of technical support, provided that any cash Investments by the Loan Parties do not exceed $250,000 in the aggregate in any fiscal year; (xiv) Investments among one or more Loan Parties or Guarantor; (xv) Investments made in connection with purchases of inventory, supplies, material or equipment in the ordinary course of business, (xvi) Investments consisting of accounts receivable, endorsements for collection, deposits or similar Investments arising in the ordinary course of business, (xvii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (xviii) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Loan Parties maintain adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of the Loan Parties’ business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness” [regarding purchase money financing]; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the business of Borrower or any of its Subsidiaries; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens securing the payment of financed insurance premiums that are promptly paid on or before the date they become due provided that such Liens extend only to the insurance policies and all money due Borrower thereunder (including the return of premiums and dividends) and not to any other property or assets; (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness [relating to letter of credit and corporate credit card reimbursement obligations]; (xv) Liens securing Collaboration Indebtedness provided such Liens do not extend to any property of any Loan Party other than the Intellectual Property and/or related contract rights that are the subject of the collaboration to which such Collaboration Indebtedness relates and the proceeds thereof; (xvi) Liens on any XMET Assets and the proceeds thereof securing obligations other than Indebtedness pursuant to an XMET License Agreement so long as such Liens do not extend to any property of any Loan Party other than the XMET Assets that are the subject of such XMET License Agreement and the proceeds thereof; (xvii) Liens on the assets pledged in connection with the sale of the CIMZIA royalty stream (including without limitation the “Purchased Interest” and the “Additional Collateral” as defined in the CIMZIA Royalty Purchase Agreement); (xviii) Liens on the “Collateral” as defined in that certain Security Agreement dated as of August 12, 2013 between XOMA (US) LLC and Servier, including the proceeds thereof, given in connection with the Indebtedness permitted under clause (ix) of Permitted Indebtedness; (xix) Liens in favor of Novartis given in connection with the Indebtedness permitted under clause (x) of Permitted Indebtedness; (xx) Liens in favor of the United States government on inventions and other Intellectual Property created or produced pursuant to contractual obligations between any Loan Party and the United States government pursuant to 48 CFR 52.227-11 or by the incorporation of such statute into any contractual obligations; (xxi) Liens on the Perindopril/ACEON Assets and the proceeds thereof; (xxii) Liens on the assets pledged in connection with the sale of the Pfizer royalty stream pursuant to the TRUMENBA Royalty Agreement so long as such Liens do not extend to any property of any Loan Party other than the Pfizer License Agreement and such Loan Party’s rights thereunder, including the right to receive up to 100% of the Pfizer royalty stream as described in the TRUMENBA Royalty Purchase Agreement and other monetary payments thereunder and the right to enforce the Pfizer License Agreement against the licensee thereunder and other property relating to the Pfizer License Agreement and the proceeds thereof; (xxiii) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business to the extent such lease is not otherwise prohibited hereunder; (xxiv) Liens of landlords (i) arising by statute or (ii) under any lease entered into in the ordinary course of business, in each case on fixtures and movable tangible property located on the real property leased or subleased from such landlord, securing amounts that are not yet due or that are being contested in good faith by appropriate proceedings, provided, that the Loan Parties maintain adequate reserves therefor in accordance with GAAP, and which are subordinated to the security interests of the Agent and Lenders granted under the Loan Documents pursuant to a landlord waiver (or, with respect to clause (i) only, under any lease for which no landlord waiver is required hereunder), and (xxv) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i), (ii), (vii), (viii), (xi), (xiv) through (xxii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Negative Pledges” means the following agreements not to encumber specified Intellectual Property (or related) assets:  (i) covenants granted to Agent and Lender pursuant to Section 7.5(c) hereof; (ii) negative pledges on the assets and the proceeds thereof that are the subject of Liens permitted under clauses (xv) through (xxii) of Permitted Liens, in each case so long as such negative pledges and other restrictions do not extend to any property of any Loan Party other than the assets and the proceeds thereof that are the subject of the applicable Permitted Liens; (iii) negative pledges or other restrictions in any document or instrument governing Liens permitted pursuant to clause (vii) [relating to purchase money Equipment and software/Intellectual Property] or (xiv) [relating to cash-secured letter of credit and corporate credit card reimbursement obligations] of Permitted Liens provided that any such negative pledge or restriction contained therein relates solely to the asset or assets subject to such Permitted Liens; and (iv) customary anti-assignment provisions in contracts or licenses.

“Permitted Transfers” means: (i) sales of Inventory in the ordinary course of business; (ii) licenses and other similar arrangements existing on the Closing Date which are disclosed on Schedule 1D (including, for the avoidance of doubt, transfers after the date hereof that are provided for under such licenses or other arrangements); (iii) non-exclusive licenses and exclusive licenses for the use of any Loan Party’s Intellectual Property, so long as (a) no Event of Default has occurred and is continuing at the time of such transfer or would result therefrom, (b) such license constitutes an arms-length transaction (and in the case of an exclusive license, made in connection with a bona fide corporate collaboration approved by the board of directors of the applicable Loan Party) and the terms of which, on their face, (1) do not provide for a sale or assignment of any Intellectual Property and (2) do not restrict (other than in connection with Permitted Negative Pledges) such Loan Party’s ability to pledge, grant a security interest in or Lien on, or assign or otherwise transfer any Intellectual Property, (c) in the case of exclusive licenses only, the applicable Loan Party delivers seven (7) Business Days prior written notice and a brief summary of the terms of such license to Agent, (d) in the case of exclusive licenses only, the applicable Loan Party delivers to Agent copies of the final executed licensing documents in connection with such license within five (5) Business Days upon consummation of such license (provided that the applicable Loan Party shall use commercially reasonable efforts to ensure that the confidentiality provisions of such licensing documentation permit the applicable Loan Party to deliver such documents to Agent, and if the applicable Loan Party fails to obtain such permission, the applicable Loan Party shall deliver to Agent and Lenders such licensing documentation redacted to the extent necessary to comply with such confidentiality restrictions) and (e) all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account or securities account that is governed by an Account Control Agreement; (iv) transfers of Antibody Libraries and Related Assets in the ordinary course of business, on arms-length terms, to unaffiliated third parties so long as (a) no Event of Default has occurred and is continuing at the time of such transfer, (b) the applicable Loan Party delivers seven (7) Business Days prior written notice and a brief summary of the terms of such sale to Agent, (c) the applicable Loan Party delivers to Agent copies of the final executed transaction documents within five (5) Business Days upon consummation of such transaction and (d) all proceeds arising from such transaction are paid to a deposit account or securities account that is governed by an Account Control Agreement; (v) non-exclusive licenses of the Anti-Botulism Antibody Products granted to the NIAID or another agency of the United States government; (vi) transfers of assets from any Loan Party or Guarantor or any Subsidiary thereof to another Loan Party or to Guarantor; (vii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business; (viii) Permitted Liens and Permitted Investments; (ix) Transfers by a Loan Party in the ordinary course of business to a third party of all of its right, title and interest in and to certain improvements to intellectual property owned or controlled by such third party and joint inventions made pursuant to license and commercialization agreements; (x) technology transfers by a Loan Party in the ordinary course of business pursuant to manufacturing and technology and investigational drug product transfer agreements; (xi) the transfer by a Loan Party to TRUMENBA SPE, and subsequently by TRUMENBA SPE to a third party purchaser or assignee, pursuant to the TRUMENBA Royalty Purchase Agreement of up to 100% of the royalty stream associated with the Pfizer License Agreement, and the assignment by a Loan Party of certain or all of its rights under the Pfizer License Agreement; and (xii) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pfizer License Agreement” means that certain License Agreement dated as of August 18, 2005 by and between XOMA (US) LLC, assignee of XOMA Ireland Limited and Wyeth Pharmaceuticals Division (subsequently acquired by Pfizer) for non-exclusive, worldwide rights for certain of XOMA (US) LLC’s patented bacterial cell expression technology for vaccine manufacturing.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Receivables” means (i) all of the Loan Parties’ Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means  at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“SBA” shall have the meaning assigned to such term in Section 7.16.

“SBIC” shall have the meaning assigned to such term in Section 7.16.

“SBIC Act” shall have the meaning assigned to such term in Section 7.16.

“Secured Obligations” means the Loan Parties’ obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising. Notwithstanding the foregoing, the “Secured Obligations” shall not include any of Loan Parties’ obligations under the Warrant.

“Servier” means Les Laboratoires Servier.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion.

“Subordination Agreement” means any written subordination agreement among Borrower, Agent and the subordinating creditor thereunder regarding specific Subordinated Indebtedness, as applicable.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 9.40% plus the prime rate as reported in The Wall Street Journal minus 7.25%, and (ii) 9.40%.

“Term Loan Maturity Date” means September 1, 2018.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest, under which a Loan Party is the licensor.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“TRUMENBA Royalty Purchase Agreement” means an agreement by and among TRUMENBA SPE and a purchaser to receive up to 100% of the royalty stream associated with the Pfizer License Agreement, and the assignment of certain or all of the rights of XOMA (US) LLC under the Pfizer License Agreement.

“TRUMENBA SPE” means a special purpose entity formed as an Affiliate of a Loan Party for the limited purpose of holding only the royalty stream generated under the Pfizer License Agreement and certain other assets related to the rights of such Loan Party under the Pfizer License Agreement.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“XMET Assets” means (i) any Intellectual Property related to the insulin receptor antibodies which form the Loan Parties’ “XMET” program (“XMET Intellectual Property”), (ii) all statistical data and regulatory filings solely related to the insulin receptor antibodies which form the Loan Parties’ “XMET” program and (iii) all raw materials and inventory created, developed, acquired or manufactured solely with respect to the insulin receptor antibodies which form the Loan Parties’ “XMET” program (a) on or prior to entering into an agreement between one or more Loan Parties and a third party collaboration partner containing a license permitted under clause (iii) of the definition of Permitted Transfers [relating to ordinary course licenses] with respect to the XMET Intellectual Property (an “XMET License Agreement”), or (b) thereafter with funding from third parties pursuant to an XMET License Agreement.

“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement.  Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.  THE LOAN

2.1            [Intentionally Omitted.]

2.2            Term Loan.

(a)            Advances.  Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of $20,000,000.00 on the Closing Date.  The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b)            Advance Request.  To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least five (5) Business Days before the Advance Date) to Agent.  Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)             Interest.  The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.  The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)           Payment.  Borrower will pay interest on the outstanding principal amount of each Term Loan Advance on the first day of each month, beginning the month after the Advance Date.  Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) amortized over a 30-month schedule beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Term Loan Maturity Date, or subject to Section 2.5, any earlier repayment of the Secured Obligations.  The entire Term Loan principal balance, including a balloon payment of principal, and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under each Term Advance and (ii) of out-of-pocket legal fees and costs incurred by Agent or Lender in connection with and subject to Section 11.11 of this Agreement.

2.3            Maximum Interest.  Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”).  If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows:  first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4            Default Interest.  In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in 2.2(c), plus five percent (5%) per annum.  In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5            Prepayment.  At its option upon at least seven (7) Business Days prior notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the outstanding Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.0%; after twelve (12) months but prior to twenty four (24) months, 2.0%; and thereafter, 1.0% (each, a “Prepayment Charge”).  Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances.  Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control.

2.6            End of Term Charge.  On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $1,150,000. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7            Notes.  If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.8            Pro Rata Treatment.  Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

SECTION 3.  SECURITY INTEREST

3.1            Security Interest.

(a)            As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”):  (i) Receivables; (ii) Equipment; (iii) Fixtures; (iv) General Intangibles (other than Intellectual Property); (v) Inventory; (vi) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any Foreign Subsidiary that constitutes a Permitted Investment); (vii) Deposit Accounts; (viii) Cash; (ix) Goods; and (x) all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

(b)            As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Guarantor shall execute or issue the Guaranty and the Guarantor Security Documents granting Agent a security interest in the Guarantor Collateral, to be delivered in accordance with Section 7.17 hereof.

3.2        Excluded Collateral.

(a)            Notwithstanding the broad grant of the security interest set forth in Section 3.1 above, the Collateral shall not include, and no Lien or security interest is hereby granted on, (i) any Intellectual Property, whether now owned or hereafter acquired, provided, however, other than the assets or the proceeds thereof described in Sections 3.2(a)(ii) and (iii) (but subject to the proviso contained in each of such sections), the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”) (ii) any assets or the proceeds thereof that are the subject of the Liens permitted under clauses (xv) through (xxii) of Permitted Liens, provided that upon the termination by the applicable holder thereof or expiration of any prohibition on the granting of Liens thereon, such assets (to the extent they do not consist of Intellectual Property) shall automatically be subject to the security interest granted in favor of Agent hereunder and become part of the Collateral, (iii) any assets or proceeds that are the subject of clause (ii) of Permitted Negative Pledges, provided that upon the termination by the applicable holder thereof or expiration of any prohibition on the granting of Liens thereon, such assets (to the extent they do not consist of Intellectual Property) shall automatically be subject to the security interest granted in favor of Agent hereunder and become part of the Collateral, (iv) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (v) cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness [relating to letter of credit and corporate credit card reimbursement obligations], (vi) equity or ownership interests in XOMA CDRA, (vii) raw materials paid for or the cost of which has been reimbursed by NIAID or another agency of the U.S. government which are being or will be utilized in the conduct of activities under one or more contracts between any Loan Party and such governmental institute or agency, (viii) property owned by any Loan Party that is subject to a purchase money Lien or a capital lease and the proceeds thereof permitted under the Loan Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits, or requires the consent of any person other than a Loan Party which has not been obtained as a condition to the creation of, any other Lien on such property, or (ix) any permit or license (I) issued by a governmental authority to any Loan Party or agreement to which any Loan Party is a party or (II) for the use of another person’s Intellectual Property, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any requirement of law applicable thereto, validly prohibit the creation by such Loan Party of a security interest in such permit, license or agreement in favor of the Agent and Lenders (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a), or 9-409 of the UCC (or any successor provision or provisions).

(b)            Notwithstanding the foregoing clause 3.2(a), if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property (other than the assets or the proceeds thereof described in Sections 3.2(a)(ii) and (iii) (but subject to the proviso contained in each of such sections)) to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.

(c)            Each of Agent and Lender hereby agrees that, if Agent obtains a security interest in the Intellectual Property pursuant to the foregoing clause 3.2(b), Agent will not exercise any remedies (under the UCC or otherwise) with respect to the Intellectual Property (other than remedies with respect to Rights to Payment or any other proceeds of the Intellectual Property (other than the assets or the proceeds thereof described in Sections 3.2(a)(ii) and (iii) (but subject to the proviso contained in each of such sections)).  Nothing in the foregoing clause 3.2(b) shall (i) restrict the Loan Parties from entering into agreements with respect to Intellectual Property that are otherwise permitted under the Loan Documents or (ii) require the Loan Parties to seek any third party’s consent to the pledge of any Intellectual Property to the Agent that is subject to a Permitted Negative Pledge.  Notwithstanding Section 7.3, the filing of a security agreement with the United States Patent and Trademark Office shall not be required in connection with any security interest on the Intellectual Property described in the foregoing clause 3.2(b).

(d)            For purposes of clarification and the avoidance of doubt, at such time as any prohibition on assets or proceeds thereof described in Sections 3.2(a)(ii) and 3.2(a)(iii) becoming subject to the security interest in favor of Agent is terminated or expires as contemplated in the proviso in each of such sections, such assets shall be deemed Intellectual Property and the proceeds of such assets shall be deemed proceeds of Intellectual Property that are subject to the provisions of Section 3.2(a)(i), 3.2(b) and 3.2(c), as applicable.

3.3            The lien and security interest created hereunder shall be automatically released:  (i) with respect to all Collateral upon the payment in full of all Secured Obligations, (ii) with respect to Collateral that is sold or to be sold as part of or in connection with any sale permitted under this Agreement to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing in accordance with this Agreement.  Upon such release Agent shall, upon the request and at the sole cost and expense of the Loan Parties, assign, transfer and deliver to the Loan Parties, against receipt and without recourse to or warranty by Agent, such of the Collateral or any part thereof to be released as may be in possession of Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof and proper documents and instruments (including UCC 3 termination financing statements or releases) acknowledging the release of such Collateral.

SECTION 4.  CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1            Initial Advance.  On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)            executed originals of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)            certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c)            certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)            a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)            the Deed of Trust and all ancillary documents thereto;

(f)            payment of the Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; Agent and Lender acknowledge that, prior to the date hereof, they have received the Commitment Fee to be applied in its entirety toward the payment of any non-legal transaction costs and non-legal due diligence expenses incurred by Agent and Lender through the Closing Date; and

(g)            such other documents as Agent may reasonably request.

4.2            All Advances.  On each Advance Date:

(a)            Agent shall have received (i) an Advance Request for the relevant Advance as required by 2.2(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b)            The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)            Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)            Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3            No Default.  As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1            Corporate Status.  Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect.  Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2            Collateral.  Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens.  Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations .

5.3            Consents.  Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained.  The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4            Material Adverse Effect.  No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5            Actions Before Governmental Authorities.  Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property.

5.6            Laws.  Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect.  Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7            Information Correct and Current.  No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8            Tax Matters.  Borrower has filed all federal, state and local tax returns that it is required to file, except, with respect to state and local tax returns, where the failure to file such tax returns could not reasonably be expected to have a Material Adverse Effect.  Except as described on Schedule 5.8, (i) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (ii) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9            Intellectual Property Claims.  Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property, except for joint ownership of Intellectual Property pursuant to research collaboration and license agreements disclosed on Schedule 5.9.  (i) To the best of Borrower’s knowledge, each of the material registered Copyrights, registered Trademarks and Patents is valid and enforceable, (ii) no material part of the Material Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower in writing that any material part of the Material Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Material Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. To Borrower’s knowledge, Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the material agreements that are currently in effect listed in Exhibit D and, to Borrower’s knowledge, except as set forth on Schedule 5.9, no third party to any such material agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10            Intellectual Property.  Except as described on Schedule 5.10, to Borrower’s knowledge, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Material Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, to Borrower’s knowledge, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Material Intellectual Property (except for inventions and other Intellectual Property created or produced pursuant to contractual obligations between any Loan Party and the United States government pursuant to 48 CFR 52.227-11 or by the incorporation of such statute into any contractual obligations) without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, except for Material Intellectual Property subject to Licenses to the extent such Licenses constitute Permitted Transfers of the type described in clauses (ii) through (vi) of the definition of Permitted Transfers and, to Borrower’s knowledge, Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11            Borrower Products.  To Borrower’s knowledge, except as described on Schedule 5.11, no Material Intellectual Property owned by Borrower has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. To Borrower’s knowledge, there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the material business of Borrower or Borrower Products.  To Borrower’s knowledge, Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto.  To the knowledge of Borrower’s Senior Director of Intellectual Property, the production and sale of Borrower Products does not infringe the Intellectual Property rights of others.

5.12            Financial Accounts.  Exhibit E, as may be updated by the Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13            Employee Loans.  Except for Permitted Investments of the type described in clauses (i) [existing Investments], (vii) [stock purchase loans] or (viii) [travel advances and relocation loans] of the definition thereof, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14            Capitalization and Subsidiaries.  Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto.  Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.  Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15            Real Property.  None of the real property pursuant to the Deed of Trust is owned by a Real Estate Investment Trust (“REIT”).  XOMA Corporation, f/k/a XOMA Ltd., is the true owner of the buildings and land on which such buildings are situated as set forth in the Deed of Trust.

SECTION 6.  INSURANCE; INDEMNIFICATION

6.1            Coverage.  Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business.  Such risks shall include the risks of bodily injury, including death, property damage, personal injury, and advertising injury.  Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence.  Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate.  So long as there are any Secured Obligations (other than inchoate indemnity obligations) outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2            Certificates.  Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2.  Borrower’s insurance certificate shall state Agent (shown as “Hercules Technology Growth Capital, Inc., as Agent”) is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer.  Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.  Borrower will endeavor to provide a minimum of thirty (30) days (ten (10) days for non-payment of premium) advance written notice to Agent of cancellation or any other change adverse to Agent’s interests.  Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3            Indemnity.  Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.  In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

SECTION 7.  COVENANTS OF BORROWER

Borrower agrees as follows:

7.1            Financial Reports.  Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)            as soon as practicable (and in any event within 30 days) after the end of each month, a report detailing the balances of cash and cash equivalents held by Borrower in Deposit Accounts, or accounts holding liquid Investment Property, provided, however, that to the extent Borrower’s market capitalization is less than $250,000,000, Borrower shall also deliver unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)            as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect,  certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;

(c)            as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;

(d)            at the same time as delivery of the unaudited financial statements required by Section 7.1(a) and (b), a Compliance Certificate in the form of Exhibit F;

(e)            promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to its stockholders and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(f)            promptly following each meeting of Borrower’s Board of Directors, copies of all presentation materials that Borrower provides to its directors in connection with meetings of the Board of Directors shall be made available for inspection by Agent at Borrower’s premises at reasonable times and upon reasonable notice, provided that in all cases Borrower may exclude any information or materials relating to executive compensation, executive sessions, debt refinancings, confidential merger activities, attorney-client privilege materials and other similar confidential or sensitive information; and

(g)            financial and business projections within thirty (30) days after their approval by Borrower’s Board of Directors, and in any event, within 45 days following the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via facsimile to Agent at (650) 473-9194 or via e-mail to cnorman@herculestech.com.  All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to cnorman@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Agent at: (866) 468-8916, attention Chief Credit Officer.  To the extent any documents required to be delivered pursuant to the terms hereof are included in materials otherwise filed with the SEC, Borrower electronically may deliver such documents by e-mailing a link to the applicable filing posted on the SEC website currently located at http://www.sec.gov.

7.2            Management Rights.  Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided that, such inspection and examination shall be conducted no more often than twice every twelve (12) months unless an Event of Default has occurred and is continuing.  In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records.  In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower.  Such consultations shall not unreasonably interfere with Borrower’s business operations.  The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3            Further Assurances.  Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral.  Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary or desirable, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby.  In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower.  Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4            Indebtedness.  No Loan Party shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness (other than (i) the Secured Obligations and (ii) except upon the occurrence of any Event of Default and during the continuance thereof, mandatory prepayments required by the documents or instruments evidencing the Indebtedness permitted by clauses (ix) and (x) of the definition of Permitted Indebtedness [relating to the Servier and Novartis agreements]) or take any actions which impose on a Loan Party an obligation to prepay any Indebtedness (other than mandatory prepayments required by the documents or instruments evidencing the Indebtedness permitted by clauses (ix) and (x) of the definition of Permitted Indebtedness), except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.5            Collateral.  (a) Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property other than those of the type described in clauses (i), (ii), (iii), (ix), and (xv) through (xxii) of Permitted Liens.  (b) Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets.  (c) Borrower shall not agree with any Person other than Agent or Lender not to encumber its property except for Permitted Negative Pledges and customary anti-assignment provisions in contracts or licenses, in each case only to the extent such covenant not to encumber is limited to the specific asset and the proceeds thereof that is the subject of the applicable Permitted Negative Pledge.

7.6            Investments.  No Loan Party shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7            Distributions.  Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than (i) pursuant to employee, director or consultant stock purchase or repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, and (ii) the conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefor or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to a Loan Party, and Borrower and a Subsidiary may pay dividends solely in common stock, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $250,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $250,000 in the aggregate.

7.8            Transfers.  Except for Permitted Transfers, no Loan Party shall voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.9            Mergers or Acquisitions.  Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Loan Party into another Subsidiary or into a Loan Party or (b) a Loan Party into another Loan Party), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) the cash consideration paid in respect of such transactions does not in the aggregate exceed $1,000,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.10            Taxes.  Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, Lender (in the case of Agent and Lender, solely to the extent constituting present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document but excluding taxes on Agent’s or Lender’s net income) or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom.  Notwithstanding the above, Guarantor shall be exclusively responsible for the payment of any withholding or other taxes applicable in connection with the Guarantor Collateral or the issuance of the Guaranty and the Guarantor Security Documents.  Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral.  Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11            Corporate Changes.  Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent.  Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) in the case of any Borrower, such relocation shall be within the continental United States.  Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $250,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) in the case of any Borrower, such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12            Deposit Accounts.  No Borrower or Guarantor shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement.  Notwithstanding anything herein to the contrary, there shall be no requirement for any Loan Party to establish Account Control Agreements covering:  (a) any deposit account exclusively used for payroll, payroll taxes, or other employee wage and benefit payments to or for the benefit of the Loan Parties’ employees, provided that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of law with respect to such accounts), as applicable, (b) the zero-balance disbursement account identified on Exhibit E, (c) Deposit Accounts identified on Exhibit E holding cash or cash equivalents securing obligations permitted under clause (vii) [relating to letter of credit and corporate credit card reimbursement obligations] of the definition of Permitted Indebtedness, and (d) any deposit account or securities account the average daily balance of which in the aggregate, together with the average daily balance of all such other deposit accounts and securities accounts excluded pursuant to this clause (d), does not exceed $250,000.

7.13            Joinder Agreements.  Borrower shall notify Agent of each Domestic Subsidiary formed or acquired subsequent to the Closing Date and, within 15 days of formation, shall cause any such Domestic Subsidiary (other than TRUMENBA SPE) to execute and deliver to Agent a Joinder Agreement and cause any such newly formed or acquired Foreign Subsidiary to execute and deliver to Agent a guaranty and appropriate guaranty security documents.

7.14            Foreign Subsidiaries.  Borrower shall not permit the Foreign Subsidiaries collectively to hold cash or assets valued in excess of $3,000,000 USD in the aggregate at any given time, nor shall the Foreign Subsidiaries collectively generate annual revenues in excess of such amount without first becoming Loan Parties.

7.15            Notification of Event of Default.  Borrower shall notify Agent promptly of the occurrence of any Event of Default.

7.16            SBA.  Agent and Lender have received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”).  Portions of the loan to Borrower will be made under the SBA license and the SBIC Act.  Addendum 1 to this Agreement outlines various responsibilities of Agent, Lender and Borrower associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement.

7.17            Post-Closing Conditions.

(a)            On or before March 6, 2015, Borrower shall cause Guarantor to deliver to Agent the fully executed Guaranty and the Guarantor Security Documents.

(b)            On or before the corresponding dates set forth on Schedule 7.17, Borrower shall use its commercially reasonable efforts to deliver or cause to be delivered the documents listed on Schedule 7.17.

SECTION 8.  [RESERVED]

SECTION 9.  EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1            Payments.  Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date, provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent in auto-debiting Borrower’s account, or of any depositary institution that is crediting by ACH or wiring such payment if Borrower had the funds to make the payment when due and makes the payment within three (3) days following Borrower’s knowledge of such failure to pay; or

9.2            Covenants.  Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.12, 7.14, 7.15, 7.16 and 7.17), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.12, 7.14, 7.15, 7.16 and 7.17, the occurrence of such default; or

9.3            Material Adverse Effect.  A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4            Representations.  Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made; or

9.5            Insolvency.  (A) Borrower (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6            Attachments; Judgments.  Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000, (in the case of judgments, in excess of amounts covered by independent third party insurance as to which liability has been accepted by such insurance carrier as of the date of such entry of judgment) and such attachment, seizure, levy or judgment remains unsatisfied, unvacated or unstayed for a period of ten (10) days after the entry thereof, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7            Other Obligations.  The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $250,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

9.8            Stop Trade.  At any time an SEC stop trade order or NASDAQ market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a public market, provided that Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another public market within sixty (60) days of such notice.

9.9            Guaranty.  If any guaranty of the Secured Obligations, including without limitation the Guaranty, ceases for any reason to be in full force and effect, or if any guarantor thereof, including without limitation Guarantor, fails to perform any obligation under such guaranty or under any of the security documents applicable thereto, including without limitation the Guarantor Security Documents, or any event of default occurs under such guaranty or such guarantor security documents or any guarantor revokes or purports to revoke its guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth any guaranty or the applicable guarantor security documents or in any certificate delivered to Agent in connection with such guaranty or such guarantor security documents, or if any of the circumstances described in Sections 9.3 through 9.7 occur with respect to any guarantor.

SECTION 10.  REMEDIES

10.1         General.  Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account.  Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Agent’s rights and remedies shall be cumulative and not exclusive.  Notwithstanding anything contained herein to the contrary, Agent agrees not to deliver any notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreement providing control of any Collateral unless an Event of Default has occurred and is continuing.

10.2         Collection; Foreclosure.  Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect.  Any such sale may be made either at public or private sale at its place of business or elsewhere.  Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.  Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower.  The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3          No Waiver.  Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4         Cumulative Remedies.  The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative.  The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11.  MISCELLANEOUS

11.1         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2          Notice.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)            If to Agent:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department
Attention:  Chief Legal Officer and Chad Norman
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
Facsimile:  650-473-9194
Telephone:  650-289-3060

(b)            If to Lender:

HERCULES TECHNOLOGY III, L.P.
Legal Department
Attention:  Chief Legal Officer and Chad Norman
400 Hamilton Avenue, Suite 310
Palo Alto, CA  94301
Facsimile:  650-473-9194
Telephone:  650-289-3060

(c)             If to Borrower:

XOMA CORPORATION

Attention:  Fred Kurland, Chief Financial Officer
2910 Seventh Street
Berkeley, CA 94710
Facsimile:  (510) 644-2011
Telephone: (510) 204-7200

(d)            If to Guarantor:

XOMA Technology Ltd.

c/o XOMA Corporation
Attention:  Fred Kurland, Chief Financial Officer
2910 Seventh Street
Berkeley, CA 94710
Facsimile:  (510) 644-2011
Telephone: (510) 204-7200
or to such other address as each party may designate for itself by like notice.

11.3          Entire Agreement; Amendments.

(a)            This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated January 22, 2015 and accepted by Borrower on January 26, 2015).

(b)            Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b).  The Required Lenders and any Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Party hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the other Loan Party, the Lender, the Agent and all future holders of the Loans.

11.4         No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5         No Waiver.  The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers.  No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Loan Parties at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6         Survival.  All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement.  The indemnity obligations of Borrower in Section 6.3 shall survive until the statute of limitations with respect to such claim or cause of action Agent or Lender may have in connection with such indemnity obligations shall have run.

11.7         Successors and Assigns.  The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on the Loan Parties and their permitted assigns (if any).  No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect.  Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to any Loan Party, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns.

11.8         Governing Law.  This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California.  Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California.  This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9        Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10      Mutual Waiver of Jury Trial / Judicial Reference.

(a)            Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF THE LOAN PARTIES, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY ANY LOAN PARTY AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST THE APPLICABLE LOAN PARTY.  This waiver extends to all such Claims, including Claims that involve Persons other than Agent, the Loan Parties and Lender; Claims that arise out of or are in any way connected to the relationship among the Loan Parties, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)            If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)            In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11      Professional Fees.  Borrower promises to pay Agent’s and Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees not to exceed $60,000, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Agent and Lender after the Closing Date in connection with or related to:  (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof, in each case that constitutes a Liability for which Borrower is obligated to indemnify an Indemnified Person under Section 6.3; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12      Confidentiality.  Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”).  Accordingly, Agent and Lender agree that any Confidential Information it may obtain shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information:  (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public through no fault of Agent or Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13       Assignment of Rights.  Borrower acknowledges and understands that Agent or Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”).  After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given.  No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder.  Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14      Revival of Secured Obligations.  This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender.  The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15      Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16      No Third Party Beneficiaries.  No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Borrower.

11.17     Agency.

(a)            Lender hereby irrevocably appoints Hercules Technology Growth Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)            Lender  agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)            Agent in Its Individual Capacity.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)            Exculpatory Provisions.  The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)	except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e)            The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)            The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g)            Reliance by Agent.  Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties.  In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents.  Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith.  Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.  Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18                Publicity.  None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the " Publicity Materials"); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Guarantor, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

XOMA CORPORATION		XOMA (US) LLC

Signature:	/s/ Fred Kurland	Signature:	/s/ Fred Kurland

Print Name:	Fred Kurland	Print Name:	Fred Kurland

Title:	V.P., Finance & CFO	Title:	V.P., Finance & CFO

XOMA COMMERCIAL LLC

Signature:	/s/ Fred Kurland

Print Name:	Fred Kurland

Title:	V.P., Finance & CFO

GUARANTOR:

XOMA TECHNOLOGY LTD.

Signature:	/s/ Fred Kurland

Print Name:	Fred Kurland

Title:	V.P., Finance & CFO

Accepted in Palo Alto, California:

AGENT:		LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.		HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership
/s/ Ben Bang
By:	Ben Bang, Associate General Counsel	By:	Hercules Technology SBIC Management, LLC, its General Partner

		By:	Hercules Technology Growth Capital, Inc., its Manager

/s/ Ben Bang
		By:	Ben Bang, Associate General Counsel